Exhibit 99.B(p)(7)

Appendix D

CODE OF ETHICS

I.                                  Introduction

Fiduciary Duty.   Community Capital Management, Inc. (the “Adviser”), in accordance with the requirements of Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), has approved and adopted this Code of Ethics (the “Code”). This Code sets forth the general fiduciary principles and standards of business conduct to which all of the Adviser’s employees are subject. This Code further sets forth policies and procedures that are reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by the Advisers Act and establishes reporting requirements for Access Persons.

Definitions.   For purposes of the Code, the following words shall mean:

“Access Persons”   means: (i) every officer of the Adviser or its parent, (ii) every employee of the Adviser (or employees of the parent of the Adviser) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Security for any Advisory Client or has access to nonpublic information about Adviser’s non-public recommendations or the portfolio holdings of any Advisory Client account, or whose functions relate to the making of any recommendations with respect to purchases and sales, and (iii) every other person (whether or not an employee of the Adviser, such as consultants) who is subject to the Adviser’s supervision and control who has access to nonpublic information regarding any purchase or sale of securities for any Advisory Client, or has access to nonpublic information about the portfolio holdings of any Advisory Client. Access Persons also include: (i) a member of an Access Person’s immediate family (spouse, domestic partner, child or parents) who lives in an Access Person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation); (ii) a relative of the person who lives in an Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence; (iii) a relative whose financial affairs an Access Person “controls”, whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially); (iv) an investment account over which an Access Person has investment control or discretion; (v) a trust or other arrangement that names an Access Person as a beneficiary; and (vi) a non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or employee, or in which he owns 10% or more of any class of voting securities, a “controlling” interest as generally defined by securities laws, or over which he or she exercises effective control. Notwithstanding the foregoing, an Access Person shall not include a person who is a director to the Advisor but who is not (i) an employee or officer of the advisor or (ii) affiliated with the

Advisor in any manner other then by virtue of the fact that such person is a director to the Advisor.

“Advisory Client” means any affiliated investment company for which the Adviser or an affiliate serves as a general partner, or any person or entity (including affiliated investment companies) for which the Adviser serves as investment adviser, renders investment advice or makes investment decisions.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not under the Automatic Investment Plan

“Beneficial Ownership” or “Beneficially Owns” means the same as it does under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 16a-1(a)(2) thereunder. A person is the “beneficial owner” of any securities in which he or she has a direct or indirect pecuniary (monetary) interest. “Beneficial Interest” means the interest a person Beneficially Owns.

“Exempt Security” means: (i) direct obligations of the U.S. Government (or any other “government security” as that term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), bankers’ acceptances, bank certificates of deposit, commercial paper and High-Quality Short-Term Debt Instruments, including repurchase agreements, and shares of registered open-end investment companies, (ii) securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control, (iii) securities purchased or sold in a transaction that is non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions, and (iv) securities acquired as a part of an Automatic Investment Plan.

“Family/Household” means a member of such person’s immediate family (spouse, domestic partner, child or parents) who lives in the person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation), and a relative of the person who lives in such person’s household.

“High Quality Short-Term Debt Instrument” means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

“Security” or “Securities” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-

organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

II.          Who is covered by the Code

This Code applies to all employees of the Adviser. It is the responsibility of each employee to immediately report to the Adviser’s Chief Compliance Officer (“CCO”) any known or suspected violations of this Code, the Adviser’s Compliance Manual and the policies and procedures contained therein, or of any other activity of any employee that could constitute a violation of law. If you are aware of any activity in this regard, you should contact the CCO immediately. Failure to report a potential violation could result in disciplinary action against the non-reporting employee. The Adviser will ensure that employees are not subject to retaliation in their employment as a result of reporting a known or suspected violation.

A.                                   Things You Need to Know to Use This Code

•                                          There are three reporting forms that Access Persons have to fill out under this Code; the initial, quarterly and annual holdings reports (Exhibits A & B). You can get copies of the reporting forms from the CCO.

•                                          All employees must complete the acknowledgement of having received, read and understood this Code (Exhibit A) and renew that acknowledgment on a yearly basis.

•                                          The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, (i) it is expected that waivers will be granted only in rare instances and (ii) some provisions of the Code are prescribed by rules adopted by the U.S. Securities and Exchange Commission (“SEC”) and cannot be waived. These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in Initial Public Offerings and Limited Offerings.

•                                          Management of the Adviser and its compliance personnel will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to you.

III.                            General Fiduciary Principles and Standards of Business Conduct

A.                                   Acting as a Fiduciary

It is the policy of the Adviser to act in the best interest of its Advisory Clients and on the principles of full disclosure, good faith and fair dealing. The Adviser recognizes that it has a fiduciary duty to its Advisory Clients. Acting as a fiduciary requires that the Adviser, consistent with its other statutory and regulatory obligations, act solely in its Advisory Clients’ best interests when providing investment advice and engaging in other activities on behalf of its Advisory Clients. The Adviser and its employees must seek to avoid situations which may result in potential or actual conflicts of interest with these duties. To this end, the following principles apply:

•                                          All employees must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations;

•                                          The Adviser must have a reasonable basis for the investment advice and decisions it makes for its Advisory Clients;

•                                          The Adviser must ensure that its investment decisions are consistent with its Advisory Clients’ investment objectives, policies;

•                                          All employees must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of its Advisory Clients;

•                                          Employees should not take inappropriate advantage of their positions and may not, directly or indirectly, use Advisory Client opportunities for personal gain; and

•                                          Employees must be loyal to its Advisory Clients and place the interests of its Advisory Client above their own.

The Adviser treats violations of this Code very seriously. If you violate this Code, the Adviser may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity may constitute a violation of this Code. You may also violate this Code, however, by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct may violate this Code even if no Advisory Clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CCO. Please do not guess at the answer.

B.                                     Compliance with the Federal Securities Laws

Employees are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:

•                                          the Securities Act of 1933, as amended, the Exchange Act, the Sarbanes-Oxley Act of 2002, and the SEC rules thereunder;

•                                          the Advisers Act, and the SEC rules thereunder;

•                                          the Investment Company Act, and the SEC rules thereunder;

•                                          Title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client nonpublic information) and the SEC rules thereunder; and

•                                          the Bank Secrecy Act, as it applies to funds and investment advisers, and the SEC and Department of the Treasury rules thereunder.

C.                                     Conflicts of Interest

•                  Personal Conflicts. All employees must avoid establishing financial interests or outside affiliations which may create a conflict, or appear to create a conflict, between the employee’s personal interests and the interests of the Adviser or its Advisory Clients. A potential conflict of interest exists whenever an employee has a direct financial or other personal interest in any transaction or proposed transaction involving the Adviser or any of its Advisory Clients. A conflict of interest may also exist where the employee has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the employee has a friendship or other personal relationship. In such situations, employees must disclose the conflict to the CCO and recuse themselves from the decision making process with respect to the transaction in question. Employees may not use non-public knowledge of a pending or currently considered securities transaction for an Advisory Client account to profit personally, directly or indirectly, as a result.

•                  Conflict of Interest between the Adviser and an Advisory Client. In certain instances, the Adviser’s relationship with an Advisory Client may require the Adviser to place the Advisory Client’s interest above its own interests. If an employee becomes aware of a situation where the Adviser’s pursuit of its own interests in a transaction appears to conflict with its obligations to an Advisory Client, he or she should bring the situation to the immediate attention of the CCO.

•                  The Appearance of a Conflict of Interest Must Be Avoided. All employees are expected to be objective in making business decisions and to consider any improper interest or influence that could arguably impair that objectivity. In determining whether there is an appearance of conflict, each employee should determine whether a reasonable, disinterested observer (i.e., investor, supplier, broker, an acquaintance, examiner or a government representative) would have any grounds to believe:

•          that the Adviser was serving its own interests or one Advisory Client’s interests at the expense of another; or

•          that business with Advisory Clients or the Adviser was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on the merits.

If an employee’s participation in a decision making process would raise the appearance of conflict of interest, the employee should inform his or her manager immediately.

•                  Outside Business Activities. All employee board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on the employee’s full-time work commitment to the Adviser. Approval must be obtained through the CCO, and will ordinarily require consideration by senior management of the Adviser. The Adviser can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent, subsidiary or other affiliate of the Adviser.

•                  Gifts and Gratuities. No employee may accept or receive on their own behalf or on behalf of the Adviser any gift or other accommodation which has a value in excess of a de minimis amount (currently $100) from any vendor, broker, public company, securities salesman, client or prospective client (a “business contact”). No employee may accept cash gifts or cash equivalents from any such person. This prohibition applies equally to gifts to members of the Family/Household of an employee.

No employee may give on their own behalf or on behalf of the Adviser any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient. These policies are not intended to prohibit normal business entertainment.

•                  Entertainment and Meals. Payment for entertainment or meals where the employee is not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the rules discussed above. Acceptance of meals and entertainment where the host is present is generally permitted. However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused. Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused. Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed. Finally, under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person.

•                  Preferential Treatment. Employees must make investment decisions, undertake commitments, and perform their duties and obligations without favoritism of any kind and award business or contracts strictly on the basis of merit. An employee should not actively seek nor accept a discount on any item for personal use from a business contact. If such a person extends preferential treatment (for example, offers a discount) to an employee in a personal transaction, the employee must have the preferential treatment pre-approved by the CCO before proceeding with the transaction.

•                  Borrowing. Employees should borrow only from reputable organizations that regularly lend money (borrowing from relatives, however, is not subject to restriction). If an employee borrows from any financial institution, the loan must not involve favored treatment of any kind based upon their employment with the Adviser.

D.                                    Standards of Business Conduct

•                  General. Employees are expected to conduct themselves at all times in a manner consistent with the highest professional standards. Each employee accordingly must devote his or her attention and skills to the performance of his or her responsibilities and avoid activities that interfere with that responsibility or that are detrimental to the Adviser and its reputation.

•                  Communications with Advisory Client. All communications with Advisory Clients, whether verbal or written, must convey information clearly and fairly. Exaggerated, unwarranted or misleading statements or claims are prohibited.

•                  Disclosure of Confidential Information. In the course of conducting business, employees may become privy to confidential information about the Adviser, its present and prospective Advisory Clients. It is a violation of this Code, and in some cases may be a violation of law, for any employee to disclose to anyone other than another employee any confidential information obtained while in the course of conducting business on behalf of the Adviser. Disclosure to other employees should be made only when and to the extent necessary to further the legitimate business purposes of the Adviser. Employees may not use any such information in connection with their personal investments or investments of others subject to their control.

•                  Advisory Client and Investor Information. Advisory Clients and Investors in any affiliated investment companies of the Adviser have the right to expect the Adviser and its employees to treat information concerning their business dealings in the strictest confidence. Accordingly, no one may divulge such Advisory Client and investor information except in accordance with the Adviser’s privacy policy and unless the party to whom a disclosure is made is legitimately entitled to the information (i.e., needs to know the information in furtherance of the investor’s business) or the Advisory Client or investor gives prior consent to the disclosure. Any such prior consent should be documented in advance of disclosure.

•                  Company Information. Confidential information about the Adviser, its parent or other affiliated companies, that is obtained by an employee, including its investors, products, processes, financial condition, plans, patents, or licenses may not be disclosed to persons outside of the organization, except with the approval of senior management and to further the legitimate business purposes of the Adviser. Discretion should always be used when handling confidential client, investor or company information, and such information should never be disseminated to an unauthorized person. Employees are reminded that when it is necessary to carry sensitive information off the Adviser’s premises, they should take appropriate care for its security. Specifically, employees should avoid casually displaying documents or engaging in confidential business conversations in public places, including, but not limited to, elevators, hallways, restrooms, airports, and in public transportation. Employees who take documents or computer files off the premises to work at home should return all such materials to the Adviser upon completion of the particular at home project. Any questions about the confidential nature of information or whether confidential information may be disclosed should immediately be referred to the CCO.

•                  Corporate Assets. All information, products and services connected to or generated by the Adviser as a business are considered corporate assets to which the Adviser has ownership rights. Corporate property utilized or developed by employees during their employment, including, but not limited to, files, analysis, reference materials, reports, written or e-mail correspondence, trade secrets, client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively the Adviser’s property both during employment and after the employee leaves the firm. Accordingly, all employees are expected to protect the Adviser’s ownership or property including all information, products, and services and to return all information to the Adviser at the termination of employment. Further, employees are prohibited from misusing the Adviser’s corporate assets (including use of assets for a non-business purpose, theft, inflation of expenses, etc.) and from misusing or removing those assets from the premises upon leaving the firm. Before beginning employment with the Adviser, each employee should give his or her manager a copy or any non-competition, non¬disclosure or non-pirating agreement by which the employee is bound at the time of hiring. Any questions about this requirement should be raised with senior management.

•                  Money Laundering. Every employee bears responsibility for recognizing suspicious transaction or investor activity that may constitute money laundering (including the structuring of deposits) and that may involve proceeds from unlawful activities such as drug trafficking or racketeering. In particular, employees should be aware that even the simple receipt of funds, including through wire transfers, which are derived from illegal activities can subject them to prosecution for money laundering. Any suspicious deposit or customer activity which causes an employee concern about the source of an investor’s funds should be promptly reported to the CCO.

•                  Bribery. Under federal law, it is illegal for the Adviser or any employee to pay, offer to pay, or authorize a payment of any money or other thing of value to:

•                                          an official of a local, state, federal or foreign government or an agency of a local, state, federal or foreign government;

•                                          a political party or official thereof, or a candidate for political office; or

•                                          any other person the payor knows or has reason to know will pay or give the money or value to those listed above.

Where the purpose is to influence the recipient to take or refrain from taking any official action or to induce the recipient to use his or her influence to affect governmental action to obtain, retain, or direct business for the Adviser, offering or making any such remuneration or consideration to a domestic or foreign government official, political party or candidate for political office is strictly prohibited. All employees must immediately report all invitations to accept a bribe or any proposal or suggestion of a similar illegal nature to the CCO.

•                  Relations with Regulators. It is the Adviser’s policy to cooperate with government authorities and regulators during routine audits and examinations, as well as inquiries and investigations. The CCO must immediately be made aware of any requests from government authorities or regulators and should be involved in responding to all such inquiries in order to be certain that we are providing complete and accurate information to regulators, as well as to ensure awareness of pending inquiries that may require us to maintain certain records.

IV.                                Restrictions on Personal Trading Activity.

A.            Front-Running. Without the prior written approval of the CCO, no employee may execute a transaction in a Security for any account in which he or she has any direct or indirect Beneficial Ownership if the employee is aware or should be aware that an order for an Advisory Client account for the same security, same way, remains unexecuted or the Adviser is considering same way trades in the security for Advisory Client accounts. Transactions in options, derivatives or convertible instruments for such employee accounts that are related to a transaction in an underlying security for a client account (“inter-market front running”) are subject to the same restrictions.

B.            Restricted List. Certain transactions in which the Adviser engages may require, for either business or legal reasons, that any Advisory Client accounts or any account in which an employee or the Adviser has any direct or indirect Beneficial Ownership do not trade in certain securities for specified time periods. A security will be designated as “restricted” if the Adviser is involved in a transaction that places limits on the aggregate position held by the accounts in that security, or if trading in a security should be restricted for any other reason. The Adviser’s “restricted list” will be maintained by the CCO. It generally will not be circulated. It is the employee’s responsibility to determine whether a security is on the Adviser’s restricted list prior to the execution of any security transaction.

C.            Principal Transactions. Neither the Adviser nor any of its employees may engage in principal transactions between an account of the Adviser or any account in which an employee has any direct or indirect Beneficial Ownership and a client account without first obtaining the prior written approval of the CCO and the consent of the Advisory Client.

D.            Private Placements. No employee may acquire, directly or indirectly, beneficial ownership of any security in a private placement without the prior approval of the CCO. A Personal Securities Trading Request Form should be used for this purpose (Exhibit C). The CCO shall promptly notify the employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the employee.

E.             Initial Public Offerings. No employee may acquire, directly or indirectly, beneficial ownership of any security in an initial public offering which the Advisor may reasonably be considering for purchase for one or more Clients without the prior approval of the CCO. A Personal Securities Trading Request Form submitted for this purpose should be submitted to the CCO before the employee places an indication of interest in the initial public offering with a broker (Exhibit C). The CCO shall promptly notify the employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the employee.

F.             Manipulative Practices. Section 9(a)(2) of the Exchange Act makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any security registered on a national securities exchange creating actual or apparent active trading in such security or raising or depressing the price of the security, for the purpose of inducing the purchase or sale of such security by others. Rule 10b-5 under the Exchange Act has been interpreted to proscribe the same type of trading practices in OTC securities. The thrust of these prohibitions against manipulative trading practices is that no employee should, alone or with others, for either an Advisory Client account or any account in which an employee or the Adviser has any direct or indirect Beneficial Ownership:

•          engage in trading or apparent trading activity for the purpose of inducing purchases or sales by others; or

•          engage in trading or apparent trading activity for the purpose of causing the price of a security to move up or down, and then take advantage of such price movement by buying or selling at such “artificial” price level.

Of course, buy or sell programs may cause stock prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited. Rather, Section 9(a)(2) prohibits activity where there is a purpose to affect the price of a security artificially through trading or apparent trading, not where such change is an incidental result of a change in supply, demand, or in the intrinsic value of a security.

V.            Trading for Access Persons.  Each Access Person shall direct his or her broker to supply to the CCO, on a timely basis, duplicate copies of all trade confirmations of all Securities transactions, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of period statements for all securities accounts in which the Access Person has a direct or indirect Beneficial Ownership interest.

i.                Pre-clearance of personal trades. Access Persons may not buy or sell Securities which the Advisor may reasonably be considering for purchase for one or more Clients, for any account in which he or she has any direct or indirect Beneficial Ownership, unless such persons obtains, in advance of the transaction, clearance for that transaction from the CCO. Any transaction may be cancelled at the end of the day by the CCO and the trade allocated to a client account if determined by the CCO to be required. The Chief Executive Officer of the Adviser must similarly approve any trade by the CCO. A Personal Securities Trading Request Form should be used for this purpose in the Form attached to the Code as Exhibit C. The CCO shall promptly notify the employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the employee. Notification of approval or denial to trade may be verbally given; however, it shall be confirmed in writing by indicating such action on the Personal Securities Trading Request Form and returning it to the employee within twenty-four (24) hours of the verbal notification. If the transaction approved, that approval is valid for the day on which it is granted and the immediately following business day. The CCO (or CEO in the case of a transaction by the CCO) may revoke a pre-clearance any time after it is granted and before the transaction is executed.

ii.               Notification of certain trades. When any Access Person recommends that a security be bought or sold for an Advisory Client account, such Access Person must disclose to the CCO if a position in that security is then held in an account in which such Access Person has a direct or indirect Beneficial Ownership Interest. The CCO may restrict such Access Person from buying or selling the position in any personal securities or trading account until a specified period of time after the orders for Advisory Client accounts have been filled and there is no buying or selling program in progress.

VI.           Reporting Requirements and Procedures. In order to provide the Adviser with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply.

A.            Initial and Annual Holdings Reports:  Within ten (10) days after a person becomes an Access Person, and annually thereafter, such person shall submit to the CCO a completed Initial/Annual Holdings Report substantially in the form attached hereto as Exhibit A. Each holdings report must contain, at a minimum, (a) the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Securities other than Exempt Securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report. The Initial Holdings Report must be current as of a date no more than thirty (30) days prior to the date the person became an Access Person and the Annual Holdings Report shall be submitted annually, in accordance with the Advisors standard compliance calendar, and must be current as of a date no more than thirty (30) days prior to the date the report is submitted.

B.            Quarterly Report:

(i)            Each Access Person shall submit reports substantially in the form attached hereto as Exhibit B to the CCO, showing all transactions in Securities (other than Exempt Securities) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the person. Such reports shall be filed no later than thirty (30) days after the end of each calendar quarter. An Access Person need not make a quarterly transaction report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under this Code. The Report must include the date on which such report was submitted to the CCO.

(ii)           Thereafter, employees must advise the Adviser and receive authorization before opening any new brokerage or commodities accounts. Notice shall be given to, and authorization received from the CCO.

(iii)          In addition, each Access Person must report to the CCO any private Securities transactions that are not carried out through brokerage accounts.

(iv)          For each Securities trade by an Access Person for which a confirmation is not available, the Access Person is responsible for promptly providing the CCO with the date, Security, nature of the transaction, price, parties and brokers involved in the transaction.

(v)           Prior to arranging a personal loan with a financial institution that will be collateralized by Securities, an Access Person must obtain the approval of the CCO.

C.            Mutual Fund-Only and Managed Accounts:

(i)            Access Persons shall submit copies of all monthly, quarterly and/or annual statements for any “mutual fund-only or managed accounts” in which such Access Person hold a Beneficial Interest. A “mutual fund only account” is an account that holds only unaffiliated mutual funds and in which no other type of security may be held. A “managed account” is an account where the account owner has no knowledge of the transaction before it is completed (for example, (y) transactions effected for the account owner by a trustee of a blind trust, or (z) discretionary trades by an investment manager retained by the account owner, in each case, in connection with which the account owner is neither consulted nor advised of the trade before it is executed).

VII.                            Administration of the Code

The duties and responsibilities include:

A.                            The CCO shall promptly provide all persons covered by this Code with a copy of the Code. In addition, all persons covered by this Code must complete the Acknowledgment included as Exhibit A within ten (10) days of becoming subject to this Code and must submit an Acknowledgment to the CCO by the deadline set by the Advisor each year thereafter;

•          The CCO shall identify all Access Persons and inform them of their reporting obligations promptly;

•          The CCO must maintain a record of any decision relating to pre-clearance requests, and the reasons supporting the decision, for at least five (5) years after the end of the fiscal year in which the approval is granted;

•          If the CCO finds that a Code violation may have occurred, the CCO must promptly report the possible violation to senior management;

•          The CCO will submit his or her own reports (as required) to an alternate compliance officer who will fulfill the duties of the CCO with respect to such reports; and

•          At least annually, the CCO must furnish to senior management, a written report that describes any issues arising under the Code since the previous report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and certifies that the Code contains policies and procedures reasonably designed to prevent Access Persons from violating the Code.

VIII.                        Recordkeeping

The Adviser will maintain records as set forth below. These records will be maintained in accordance with Rule 204A-1 under the Advisers Act and the following requirements They will be available for examination by representatives of the SEC and other regulatory agencies.

A.            A copy of this Code and any other code adopted by the Adviser which is, or at any time within the past five (5) years has been, in effect will be preserved in an easily accessible place.

B.            A record of any Code violation and of any action taken as a result of the violation will be preserved in an easily accessible place for a period of at least five (5) years following the end of the fiscal year in which the violation occurred.

C.            A copy of each report submitted by an Access Person under this Code will be preserved for a period of at least five (5) years from the end of the fiscal year in which the report is made or the information is provided, for the first two (2) years in an easily accessible place.

D.            A record of all persons, currently or within the past five (5) years, who are or were required to submit reports under this Code, and a list of those who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

E.             A copy of each annual issues report and accompanying certification, as required by this Code, must be maintained for at least five (5) years from the end of the fiscal year in which it is made, for the first two (2) years in any easily accessible place.

IX.                                Miscellaneous

A.            Confidentiality. The Adviser will endeavor to maintain the confidentiality of all personal securities transactions and any other information filed pursuant to this Code. Such reports and related information, however, may be produced to the SEC and other regulatory agencies.

EXHIBIT A

Access Person Last Name	First Name	Mid Initial

Department		Phone Ext.

ACKNOWLEDGMENT(1) OF RECEIPT OF COMPLIANCE MANUAL, CODE OF ETHICS, INSIDER TRADING POLICIES & ANNUAL CERTIFICATION

Please specify:	☐ Initial Report or ☐ Annual Renewal

1.  Acknowledgment

I acknowledge that I have received a copy of the current Compliance Manual and Code of Ethics and I represent that:

a.               I acknowledge receipt of a copy of the Compliance Manual, including but not limited to the Code of Ethics and Insider Trading Policies & Procedures contained therein. I have read its terms and understand that I am fully subject to its provisions.

b.              I have specifically read the Code of Ethics and I understand that it applies to me and to all Investments in which I have or acquire any Beneficial Interest. I have read the definition of “Beneficial Interest” contained within the Code of Ethics, and I understand that I may be deemed to have a Beneficial Interest in Investments owned by members of my Household and that transactions effected by members of my Household may therefore be subject to this Code of Ethics.

c.               I agree that in case of a violation, I may be subject to various possible sanctions (pursuant to both the Code of Ethics and the Compliance Manual) and as determined by the Compliance Committee (or its delegate). Possible sanctions include verbal and written warnings, fines, trading suspensions, reversal of trades by which I agree to disgorge and forfeit any profits or absorb any loss on prohibited transactions, termination of employment, civil referral to the Securities and Exchange Commission, and criminal referral.

CCM’s Compliance personnel provide training on the Compliance Manual and Code of Ethics annually to each relevant person. However, each relevant person is responsible for understanding and complying with both the Compliance Manual and Code of Ethics of their own volition.

d.              I will comply with the Compliance Manual and the Code of Ethics in all respects.

(1) ALL capitalized terms are defined in the Compliance Manual or Code of Ethics.

2.  Personal Investment Holdings Report

The following is a list of all investment accounts and Securities not held in such accounts in which I have a Beneficial Interest, and such information is current as of a date no more than 30 days prior to the date hereof:

Table 1— Investment Accounts

Instructions:

•                  Provide the information requested below for each investment account (other than “mutual fund only” and managed accounts) in which you have Beneficial Interest.  Indicate “N/A” or “None” if appropriate.

•                  Attach the most recent account statement for each account identified that is not maintained at an approved broker-dealer, as designated by the Chief Compliance Officer or its designee. Indicate “N/A” or “None” if appropriate.

•                  Attach separate sheets if necessary

NAME OF BROKER DEALER, BANK, OR OTHER FINANCIAL INTERMEDIARY	ACCOUNT TITLE acct holder’s name and (acct type)	RELATIONSHIP if acct holder is not the Access Person	ACCOUNT NUMBER
Ex: Smith Barney	Jane Smith (IRA)	spouse	xxx-xxxxx

Table 2 — Other Investment Holdings

Instructions:

•                  If you have Beneficial Interests in any Securities that are not held in an investment account  listed above (stock certificates, private equity investments), list them below. Indicate “N/A” or “None” if appropriate.

•                  Attach separate sheets if necessary

NAME OF SECURITY OWNER	RELATIONSHIP if security owner is not the Access	NAME/TITLE OF SECURITY	TYPE OF SECURITY	TICKER OR CUSIP	NUMBER OF SHARES / PRINCIPAL AMOUNT

3.         Outside Business Opportunities

The following is all outside business activities that I am engaged in (including any publicly held companies on which I serve as a member of the board of directors. Indicate “N/A” or “None” if appropriate.

NAME OF COMPANY	NATURE OF MY INVOLVEMENT

4.   Political Contributions (annual renewals only)

The following is a list of all political contributions that I have made since the date of my last certification under the Code of Ethics:

Date	Recipient	Amount

5.     Certification

a.               [Annual Renewals Only] I hereby certify that since the date of my last certification under the Code of Ethics, I have fully complied with all applicable requirements of the Code. In particular, in connection with each Securities transaction that I have engaged in since such date, I hereby certify that:

i.                                          I did not execute any transaction in a Security (or equivalent instrument) at a time when I possessed material nonpublic information regarding the Security or the issuer of the Security.

ii.                                       I did not execute any transactions with the intent of raising, lowering, or maintaining the price of any Security or to create a false appearance of active trading.

iii.                                    I did not execute any transaction in a Security (or equivalent instrument) at a time when I was in possession of non-public information to the effect that (i) the Advisor is or may be considering an investment in or sale of such Security on behalf of its clients, or (ii) have or may have open, executed, or pending portfolio transactions in such Security on behalf of its clients.

iv.                                   I did not use my knowledge of the portfolio holdings of the Fund to engage in any trade or short-term trading strategy involving the Fund that may have conflicted with the best interests of the Fund and its shareholders.

v.                                      If an Investment was acquired in an initial public offering which the Advisor may had been reasonably considering for purchase for one or more Clients or private placement, I obtained the written approval of the Chief Compliance Officer or its designee prior to acquiring such Security.

vi.                                   I have reported and acknowledged all gifts received on a quarterly basis since the date of my last certification under the Code of Ethics, and that I have not accepted any gift with a fair market value in excess of $100 without the prior written approval of the Chief Compliance Officer or its designee.

b.  I further certify that the information on this form is accurate and complete in all material respects.

Access Person’s Name:

Access Person’s Signature:

Date:

EXHIBIT B

Quarterly Report

To: The Chief Compliance Officer

Community Capital Management, Inc.

I hereby certify that I have engaged in the following personal securities transactions which are required to be reported under the Code of Ethics of Community Capital Management, Inc. during the calendar quarter indicated below. I hereby submit this report within thirty (30) days after the end of that quarter. (Note: you do not need to complete this report if all of your trading confirmations and account statements are already being delivered to the Chief Compliance Officer)

Name of Reporting Person:

Calendar Quarter Ended:

Date Report Submitted:

Securities Transactions

Please provide the following information for any reportable transactions during the quarter:

Date of Transaction	Title of Security	Ticker Symbol or CUSIP	Number of Shares	Price	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Name of Broker, Dealer or Bank Effecting Transaction

I have established the following new accounts with brokers, dealers or banks in which my securities are held for my direct or indirect benefit.

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Signature:	Date:

EXHIBIT C

Personal Trade Request Form (PTR)

The following form must be completed by you in order to request pre-clearance of a personal securities transaction that requires pre-clearance under the Code of Ethics of Community Capital Management. By signing below, you certify that you do not have any confidential or inside information relating to the issuer of this Security. This Form must be submitted to the Chief Compliance Officer. You may not complete this trade until you receive approval from the Chief Compliance Officer. If approved, the approval is good for the day it is given and the following business day. If your trade is not completed within that time, you must submit a new request.

Name:  _____________________________

Social                                                             Security Number: ______________________

Investment Information

Issuer and ticker symbol:  _____________________________

Nature of Equity Investments (please circle):

Common Stock                      Preferred Stock

Number of Shares:  _________________

Nature of Fixed Income Investments:

Describe instrument:  ____________

Principal amount of trade:  _____________

Transaction Information

Transaction Type (please circle):

Purchase         Sale          Short Sale

Estimated Trade Date: ________________

Estimated Price: _____________________

Broker/Dealer: ______________________

Is the proposed investment an IPO?                                 Y       N

Is the proposed investment a Limited Offering?               Y       N

Signature: ___________________________

Date: ____________________________

Chief Compliance Officer Action

Approved: _____________________

Not Approved:  _________________